Footnote 2

On April 7, 2009, the Issuer and a lender (the "Lender") entered into a Loan Agreement (the "Loan Agreement") pursuant to which, among other things, the Issuer issued the Convertible Promissory Note and the Warrants to the Lender. Pursuant to a Nominee and Sharing Agreement (the "Sharing Agreement") among the Reporting Person, another individual (the "Second Participant"), and the Lender, the Lender has granted to the Reporting Person and the Second Participant a participation interest in the Lender's interest in the Convertible Promissory Note and the Warrants. Under the Sharing Agreement, after the Lender receives a return on its investment in the Convertible Promissory Note and Warrants in an amount equal to all amounts funded by the Lender under the Loan Agreement and the Warrants (together with related costs and expenses) plus a stated preferred return, (i) the Reporting Person and the Second Participant will be entitled to a pro rata return of their respective funded amounts under the Sharing Agreement described in Note 6 below and (ii) thereafter, all remaining proceeds from the Lender's investment in the Convertible Promissory Note and Warrants will be allocated 50% to the Lender, 40.4% to the Reporting Person and 9.6% to the Second Participant. As a result of such participation interest, the Reporting Person may be deemed to have a pecuniary interest in the Convertible Promissory Note and the Warrants for purposes of Rule 16a-1(a)(2) under the Securities Exchange Act of 1934. The Reporting Person does not possess the power to vote or dispose of the Convertible Promissory Note or Warrants or to direct the vote or disposition of the Convertible Promissory Note or Warrants, and disclaims any beneficial interest therein in excess of such pecuniary interest, if any.

Footnote 3

In the event that the Issuer consummates a "Qualified Financing" (as defined in the Loan Agreement) on or prior to the maturity date of the outstanding loans under the Loan Agreement, which is initially July 31, 2009 but, under certain circumstances, may be extended by the Issuer to August 30, 2009 (the "Maturity Date"), the holder of the Convertible Promissory Note may convert the principal amount of and all accrued interest on the Convertible Promissory Note into the securities sold by the Issuer in such Qualified Financing. In the event that the Issuer does not consummate a Qualified Financing on or prior to the Maturity Date, the holder of the Convertible Promissory Note may convert the Convertible Promissory Note into shares of the Issuer's common stock, no par value (the "Common Stock"), until such time as such outstanding loans are repaid. In addition, in the event that an event of default shall occur under the Loan Agreement or certain sale events shall occur with respect to the Issuer, the Convertible Promissory Note will thereafter be convertible into shares of Common Stock.

Footnote 5

At any time at which the Convertible Promissory Note is convertible into the securities sold by the Issuer in a Qualified Financing (as described in Note 3 above), the Convertible Promissory Note shall be convertible into such number of securities sold by the Issuer in such Qualified Financing as is equal to the aggregate principal amount of all loans then outstanding under the Loan Agreement, together with all accrued and unpaid interest thereon, divided by the lowest price per share paid by purchasers in the Qualified Financing. At any time at which the Issuer does not consummate a Qualified Financing and the Convertible Promissory Note is convertible into shares of Common Stock (as described in Note 3 above), the Convertible Promissory Note shall be convertible into such number of shares of Common Stock as is equal to the aggregate principal amount of all loans then outstanding under the Loan Agreement, together with all accrued and unpaid interest thereon, divided by the then effective conversion price, which shall initially be $0.23 per share. On April 7, 2009, the Lender made loans under the Loan Agreement in an aggregate principal amount of $1,000,000 and, subject to the terms of the Loan Agreement, may, from time to time, make up to another $1,500,000 in aggregate principal amount of loans thereunder.